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                            AURORA ELECTRONICS, INC.
                           OFFER TO PURCHASE FOR CASH

                   UP TO 6,500,000 SHARES OF ITS COMMON STOCK

                                       AT

                              $2.875 NET PER SHARE

To:  Brokers, Dealers, Commercial Banks,
     Trust Companies and Other Nominees:

     We have been appointed by Aurora Electronics, Inc., a Delaware corporation (the "Company") to act as Dealer Manager in connection with the Company's offer to purchase from its stockholders up to 6,500,000 shares of Common Stock, $.03 par value per share (the "Shares"), at $2.875 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated February 23, 1996 and the related Letter of Transmittal (which together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated February 23, 1996.

          2. Letter of Transmittal for your use and for the information of your clients.

          3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.

          4. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

          5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Return envelope addressed to American Stock Transfer & Trust Company, the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MARCH 22, 1996, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING A CONDITION THAT AT LEAST 2,000,000 SHARES BE TENDERED AND NOT WITHDRAWN AND A CONDITION THAT THE RECAPITALIZATION (AS DEFINED IN THE OFFER TO PURCHASE) AND THE TRANSACTIONS ASSOCIATED THEREWITH ARE CONSUMMATED.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will upon request be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed material to your clients.

     This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                            Very truly yours,

                                            ALEX. BROWN & SONS, INCORPORATED

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF AURORA ELECTRONICS, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.